Exhibit 15.1

Auditor Letter of Ernst & Young AB Regarding Item 16F

April 4, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561

Ladies and Gentlemen:

We have read Item 16F of the registration statement on Form 20-F of Modern Times Group MTG AB dated April 4, 2012 and are in agreement with the statements contained therein.

Very truly yours,

Ernst & Young AB

/s/ Erik Åström
Erik Åström
Authorized Public Accountant